FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

Cadmus Communications Announces Equipment Upgrades to Its Publisher

Services and Specialty Packaging Capabilities

Investment Will Support New Market Growth and Significantly Improve Efficiencies

Company Also Updates Outlook for Fiscal 2006 and 2007

Richmond, Virginia (June 22, 2005) — Cadmus Communications Corporation (NASDAQ/NM: CDMS) today announced a major equipment upgrade of both its Publisher Services print platform and of its Specialty Packaging capabilities. The upgrade, approved by the Cadmus Board of Directors on June 3, 2005, will permit the Company to continue to grow its position in its target publishing markets, to sustain the impressive growth generated in its Specialty Packaging business unit, to retire older and less efficient press equipment, and to more aggressively rationalize capacity across its manufacturing platform.

Specifically, the Company has placed orders for the following:

•	Three Heidelberg roll-fed, sheet-fed presses and one cover sheet-fed press to replace older press equipment and to improve efficiencies primarily in the Company’s journal print facilities;

•	A Goss Sunday 3000/32 web press and a Goss Sunday 4000/48 web press to replace older and less efficient presses and to provide additional capacity for growth primarily in the educational and professional book markets;

•	A perfect-binding and two saddle-stitching lines to balance press-finishing capacity and to replace less efficient binding lines; and

•	A second Gallus KM 510 in-line folding carton production system to accommodate continued growth both domestically and offshore and to generate improved efficiencies in its Specialty Packaging business.

A portion of the equipment is scheduled to be in service in calendar 2005, with the balance of the equipment expected to be in service in the second calendar quarter of 2006. When completed, the equipment upgrade plan will provide capacity for growth, improve delivery schedules for customers by reducing certain production bottlenecks during peak periods, and permit the Company to retire several older sheet-fed and web presses, binding lines, and otherwise drive significant efficiency improvements in its manufacturing operations.

Commenting on the upgrade plan, Bruce Thomas, Cadmus’ President and Chief Executive Officer, noted: “This plan is the next step in the implementation of our strategy to build on our position as a leading provider of full service solutions to professional publishers and to sustain the exciting growth we have seen in our Specialty Packaging division. This plan helps us in three key ways. First, it provides the capacity we need to continue to grow our business in our target publishing markets, particularly the attractive STM and educational markets. Second, it adds a second in-line folding carton production system in our Charlotte facility, adding needed capacity there and also permitting us to relocate existing equipment to expand our highly successful Global Packaging Services (“GPS”) capabilities with new facilities in the Dominican Republic and in Honduras. Our GPS initiative has been very well received by our customers and prospects and has been a key driver of the dramatic growth and much improved profitability in our Specialty Packaging division. Finally, and most importantly, it permits us to streamline our existing print operations – eliminating older and less efficient equipment and significantly improving our manufacturing efficiencies. We are excited about the positive impact this equipment upgrade will have on our business.”

Paul Suijk, Cadmus’ Senior Vice President and Chief Financial Officer, added: “This plan will improve our financial outlook and performance going forward. In terms of capital spending, we have been planning this upgrade for nearly two years and have managed recent capital spending accordingly. Therefore, we expect that our planned capital spending for fiscal 2005-2007 will only increase incrementally by approximately $25 million, leaving us positioned very favorably vis a vis our industry peers in terms of capital spending. In terms of savings and incremental EBITDA1 from this program, we will not obtain the full benefit until fiscal 2007 (the period beginning July 1, 2006). At that time and for that period, we conservatively estimate that this plan will add an additional $12-15 million in EBITDA annually. Obviously, we are excited about the expected returns from this investment and of the significant positive impact it has on our near and mid-term outlook.”

The Company also noted that it is scheduled to release earnings and to hold an investor conference call on August 4, 2005. At that time, the Company plans to provide a more detailed financial outlook for both fiscal 2006 and 2007, which outlook will provide additional information regarding this equipment upgrade plan and the timing of the financial benefits associated with the plan.

“Cadmus…Serving Education, Science, Health”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) our ability to grow revenue and market share in the educational market, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to implement and realize the expected benefits associated with our equipment upgrade program, (10) our ability to operate effectively in markets outside of North America, and (11) our ability to realize the tax benefits associated with certain transactions. Other risk factors are detailed from time to time in our other Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

[1]	The Company defines EBITDA as earnings before interest, taxes, depreciation, amortization and securitization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, debt refinancing expenses, and the impact of restructuring and other charges from the computation of EBITDA.